Filed Pursuant to 424(b)(5)
Registration Statement No. 333-273910

PROSPECTUS

Up to $150,000,000

Common Stock

We have entered into a Controlled Equity OfferingSM Sales Agreement, or the sales agreement, with Cantor Fitzgerald & Co., or Cantor, and Leerink Partners LLC, or Leerink Partners, relating to shares of our common stock, $0.0001 par value per share, offered by this prospectus. The controlling provisions of the sales agreement became effective immediately upon the effectiveness of the registration statement of which this prospectus is a part. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $150,000,000 from time to time through Cantor and Leerink Partners, acting as our sales agents. As of immediately prior to the date of this prospectus, shares of our common stock having an aggregate offering price of up to $85,717,806 remained unsold under the Controlled Equity OfferingSM Sales Agreement dated November 4, 2020, or the prior sales agreement, that we entered into with Cantor and Stifel, Nicolaus & Company, Incorporated and the sales agreement prospectus dated November 16, 2020, or the prior prospectus. The common stock remaining available to be sold under the prior prospectus as of the date of effectiveness of the registration statement of which this prospectus is a part will no longer be offered and sold under the prior prospectus and will instead be offered and sold under this prospectus. Accordingly, this prospectus covers the offer and sale of our common stock having an aggregate offering price of up to $150,000,000 to be sold under the sales agreement as of the date of this prospectus.

Our common stock is listed on the Nasdaq Global Market under the trading symbol “RAPT.” On August 14, 2023, the last reported sale price of our common stock was $23.48 per share.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be an “at-the-market” offering as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Subject to the terms of the sales agreement, Cantor and Leerink Partners are not required to sell any specific number or dollar amounts of securities but will act as sales agents and use commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with their normal trading and sales practices, on mutually agreed terms between Cantor, Leerink Partners and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Cantor and Leerink Partners will be entitled to compensation at a commission of up to 3.0% of the aggregate gross sales price per share sold by such sales agent under the sales agreement. See “Plan of Distribution” beginning on page 19 of this prospectus for additional information regarding Cantor and Leerink Partners’s compensation. In connection with the sale of our common stock on our behalf, Cantor and Leerink Partners may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor and Leerink Partners may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contributions to Cantor and Leerink Partners against certain civil liabilities, including liabilities under the Securities Act.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should review carefully and consider all of the information set forth in this prospectus and the documents incorporated by reference in this prospectus. See “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cantor	Leerink Partners

The date of this prospectus is August 17, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration statement we may offer shares of our common stock, preferred stock, debt securities and warrants, including common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants, having an aggregate offering price of up to a total dollar amount of $450,000,000. Under this prospectus, we may offer shares of our common stock having an aggregate offering price of up to $150,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering.

This prospectus describes the terms of this offering of shares of our common stock and also adds to and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference into this prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

We have not, and Cantor and Leerink Partners have not, authorized any other person to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any prospectus supplement relating to this offering or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We, Cantor and Leerink Partners take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and Cantor and Leerink Partners are not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus, any prospectus supplement relating to this offering, the documents incorporated by reference into this prospectus, and in any free writing prospectuses that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, any applicable prospectus supplement, the documents incorporated by reference into this prospectus, and any free writing prospectuses that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus captioned “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We obtained the industry and market data in this prospectus, including the information incorporated by reference herein, from our own research as well as from industry and general publications, surveys and studies conducted by third parties. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus and information incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

This prospectus, including the information incorporated by reference into this prospectus, include trademarks, service marks and trade names owned by us or others. All trademarks, service marks and trade names included or incorporated by reference in this prospectus or any related free writing prospectuses are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, any related prospectus supplement and any related free writing prospectuses, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus, any related prospectus supplement and any related free writing prospectuses, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

References in this prospectus to “RAPT,” “the Company,” “we,” “us” and “our” refer to RAPT Therapeutics, Inc., a Delaware corporation, and its consolidated subsidiaries, if any, unless otherwise specified. When we refer to “you,” we mean the holders of common stock of the Company.

RAPT Therapeutics, Inc.

Overview

We are a clinical-stage immunology-based therapeutics company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology. Utilizing our proprietary drug discovery and development engine, we are developing highly selective small molecules designed to modulate the critical immune responses underlying these diseases. Our two lead inflammation drug candidates RPT193 and FLX475, each target C-C motif chemokine receptor 4, a drug target that potentially has broad applicability in inflammatory diseases and oncology.

In March 2023, we initiated a global 14-week randomized, double-blind, placebo-controlled Phase 2a clinical trial to evaluate the efficacy and safety of RPT193 as an oral, once-daily monotherapy in patients with moderate-to-severe asthma. The global multicenter Phase 2a trial will assess the efficacy and safety of RPT193 in adult patients with moderate-to-severe Type 2-high asthma whose disease is partially controlled by standard medications. The double-blind, placebo-controlled study will compare 400 mg once-daily RPT193 to placebo in approximately 100 patients randomized 1:1. The primary endpoint is the proportion of patients who experience a loss of asthma control.

Risks Associated with Our Business

Our business is subject to numerous risks. You should read these risks before you invest in our common stock. In particular, our risks include, but are not limited to, the following:

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We are a clinical stage biopharmaceutical company with a history of losses. We expect to continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

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RPT193 and FLX475 are in clinical development, which may fail or suffer delays that materially and adversely affect their commercial viability. Clinical development includes a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. RPT193, FLX475 or other future drug candidates may not demonstrate the safety and efficacy necessary to support further clinical development or commercial viability.

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We may not be successful in our efforts to use and expand our proprietary drug discovery and development engine to build a pipeline of drug candidates, and as an organization we have no history of successfully developing drugs.

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Even if regulatory approval is obtained for RPT193, FLX475 or any other potential drug candidate, the drug candidate we commercialize may not achieve market acceptance and we may not generate any revenue from the sale or licensing of our drug candidates.

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Undesirable side effects caused by RPT193, FLX475 or any other potential drug candidate could cause regulatory authorities to interrupt, delay or halt clinical trials and could result in the delay or denial of regulatory approval by the FDA or other regulatory authorities, which could compromise our ability to market and derive revenue from our drug candidates.

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We will need substantial additional funds to advance development of drug candidates and our drug discovery and development engine, and we cannot guarantee that we will have sufficient funds available in the future to develop and commercialize our current or potential future drug candidates.

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Because we may rely on third parties for manufacturing and supply of our drug candidates, some of which are sole source vendors, our supply may become limited or interrupted or may not be of satisfactory quantity or quality.

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If third parties on which we rely to conduct certain preclinical studies and clinical trials do not perform as contractually required, fail to satisfy regulatory or legal requirements or miss expected deadlines, our development program could be delayed with material and adverse impacts on our business and financial condition.

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We face intense competition from companies that have developed or may develop biologics and small molecule drugs for the treatment of inflammatory diseases and cancer. If these companies develop technologies or drug candidates more rapidly than we do, or if their technologies or drug candidates are more effective, our ability to develop and successfully commercialize drug candidates may be adversely affected.

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If any of our drug candidates is approved for marketing and commercialization in the future and we are unable to develop sales, marketing and distribution capabilities on our own or enter into agreements with third parties to perform these functions on acceptable terms, we will be unable to successfully commercialize any such future products.

•	Our business could be materially and adversely affected in the future by effects of disease outbreaks, epidemics and pandemics, including the COVID-19 pandemic.

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If we are unable to obtain, maintain, enforce or defend intellectual property rights related to our technology and current or future drug candidates, or if our intellectual property rights are inadequate, we may not be able to compete effectively.

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Our stock price may be volatile. Raising additional capital and other future issuances of our common stock or rights to purchase common stock could result in additional dilution and could cause our stock price to fall.

•	Our principal stockholders and management own a significant percentage of our stock and are able to exert significant control over matters subject to stockholder approval.

Corporate Information

RAPT Therapeutics, Inc., was incorporated under the laws of the State of Delaware in March 2015 under the name FLX Bio, Inc. In May 2019, we changed our name to RAPT Therapeutics, Inc. Our principal executive offices are located at 561 Eccles Avenue, South San Francisco, California 94080. The telephone number at our executive office is (650) 489-9000. Our corporate website address is www.rapt.com. We do not incorporate the information contained on, or accessible through, our website into this prospectus, and you should not consider it part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

THE OFFERING

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $150,000,000.

Plan of distribution	“At-the-market” offering that may be made from time to time through our sales agents, Cantor and Leerink Partners. See “Plan of Distribution” on page 19.

Use of proceeds	We intend to use the net proceeds from this offering, if any, for working capital, capital expenditures and other general corporate purposes, including research and development expenses. See “Use of Proceeds” on page 11.

Risk factors	You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to purchase shares of our common stock.

Nasdaq Global Market symbol	“RAPT”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described below and discussed under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K, and in our subsequent Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, any related prospectus supplement, the documents incorporated by reference and any free writing prospectuses that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You may experience immediate and substantial dilution as a result of this offering.

The offering price per share of our common stock in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that 6,388,415 shares of our common stock are sold in this offering, based on an assumed sale price of $23.48 per share, the last sale price of a share of our common stock on the Nasdaq Global Market on August 14, 2023, for aggregate gross proceeds of $150.0 million, and after deducting commissions and estimated offering expense payable by us, you would experience immediate dilution, representing the difference between the price you pay and our as adjusted net tangible book value per share as of June 30, 2023, after giving effect to this offering, of $15.02 per share. The exercise of outstanding stock options, pre-funded warrants and vesting of restricted stock units may result in further dilution of your investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Moreover, certain holders of our common stock have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

It is not possible to predict the aggregate proceeds resulting from sales made under the sales agreement.

Subject to certain limitations in the sales agreement and compliance with applicable law, we have the discretion to deliver a placement notice to Cantor and Leerink Partners, at any time throughout the term of the sales agreement. The number of shares that are sold through Cantor and Leerink Partners after delivering a placement notice will fluctuate based on a number of factors, including the market price of our common stock during the sales period, any limits we may set with Cantor and Leerink Partners in any applicable placement notice and the demand for our common stock. Because the price per share of each share sold pursuant to the sales agreement will fluctuate over time, it is not currently possible to predict the aggregate proceeds to be raised in connection with sales under the sales agreement.

Sales of common stock offered hereby will be in “at the market offerings,” and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and accordingly may experience different levels of dilution and different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices and number of shares sold in this offering. In addition, subject to the final determination by our board of directors or any restrictions we may place in any applicable placement notice delivered to Cantor and Leerink Partners, there is no minimum or maximum sales price for shares to be sold in this offering. Investors may experience a decline in the value of the shares they purchase in this offering as a result of sales made at prices lower than the prices they paid.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	estimates of our total addressable market, future revenue, expenses, capital requirements and our needs for additional financing;

•	the initiation, cost, timing, progress and results of research and development activities, preclinical studies and clinical trials with respect to RPT193, FLX475 and potential future drug candidates;

•	our ability to identify, develop and commercialize drug candidates;

•	our ability to advance RPT193, FLX475 or other future drug candidates into, and successfully complete, preclinical studies and clinical or field trials;

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our ability to obtain and maintain regulatory approval of RPT193, FLX475 or other future drug candidates, and any related restrictions, limitations and/or warnings in the label of an approved drug candidate;

•	our ability to develop and expand our drug discovery and development engine;

•	our ability to identify drug candidates using our drug discovery and development engine;

•	our ability to obtain funding for our operations;

•	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately under those arrangements;

•	our ability to obtain and maintain intellectual property protection for our technology and any of our drug candidates;

•	our ability to successfully commercialize any of our drug candidates;

•	the rate and degree of market acceptance of any of our drug candidates;

•	regulatory developments in the United States and international jurisdictions;

•	potential liability lawsuits and penalties related to our technology, our drug candidates and our current and future relationships with third parties;

•	our ability to attract and retain key scientific and management personnel;

•	our ability to effectively manage the growth of our operations;

•	our ability to compete effectively with existing competitors and new market entrants;

•	our expectations regarding uses of proceeds from this offering;

•	potential effects of extensive government regulation;

•	our financial performance;

•	our expectation regarding the time during which we will be an emerging growth company under the JOBS Act;

•	the volatility of the trading price of our common stock; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “plans,” “potential” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in this prospectus, and in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectuses that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $150,000,000 from time to time. Because there is no minimum offering amount required pursuant to the sales agreement, with Cantor and Leerink Partners, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. Actual net proceeds will depend on the number of shares we sell and the prices at which such sales occur. There can be no assurance that we will sell any shares under or fully utilize the sales agreement with Cantor and Leerink Partners as a source of financing.

We intend to use the net proceeds from this offering, if any, for working capital, capital expenditures and other general corporate purposes, including research and development expenses.

The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, such as the timing and progress of our research and development efforts, the timing and progress of any partnering and commercialization efforts, technological advances and the competitive environment for our products. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of the securities offered by us hereunder. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

DILUTION

If you purchase common stock in this offering, your ownership interest will be diluted to the extent of the difference between the purchase price per share and the as adjusted net tangible book value per share after giving effect to this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution represents the difference between the portion of the amount per share paid by purchasers of shares in this offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering. Our net tangible book value as of June 30, 2023, was approximately $199.7 million, or $5.81 per share.

After giving effect to the assumed sale of 6,388,415 shares of our common stock by us in this offering at an assumed public offering price of $23.48 per share, the last sale price of our common stock on the Nasdaq Global Market on August 14, 2023, after deducting commissions and estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2023, would have been $344.7 million, or $8.46 per share of common stock. This represents an immediate increase in the as adjusted net tangible book value of $2.65 per share to our existing stockholders and an immediate dilution of $15.02 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed offering price per share		$23.48
Net tangible book value per share as of June 30, 2023	$5.81
Increase in net tangible book value per share attributable to new investors in offering	$2.65

As adjusted net tangible book value per share as of June 30, 2023, after giving effect to this offering		$8.46

Dilution per share to new investors in this offering		$15.02

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our common stock.

Changes in the assumed public offering price of $23.48 per share would not affect our as adjusted net tangible book value after this offering because this offering is currently limited to $150,000,000. However, each $0.50 increase (decrease) in the assumed public offering price of $23.48 per share would increase (decrease) the dilution per share to new investors by approximately $0.47 per share, assuming that the aggregate dollar amount of shares offered by us, as set forth above, remains at $150,000,000 and after deducting the commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at the time of each offer and sale.

The above discussion and table are based on 34,352,076 shares of common stock outstanding as of June 30, 2023, and excludes the following, all as of June 30, 2023:

•	4,079,046 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $21.02 per share;

•	13,500 shares of common stock subject to restricted stock unit awards;

•	4,000,000 shares of common stock issuable upon the exercise of pre-funded warrants;

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up to an aggregate of 3,072,899 shares of common stock available for future grant under our 2019 Equity Incentive Plan, as well as (i) any automatic increases in the number of shares of common stock reserved for future issuance under this plan, and (ii) upon the expiration or termination prior to exercise of any shares of common stock issuable upon the exercise of stock options outstanding under our 2015 Stock Plan, an equal number of shares of common stock; and

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up to an aggregate of 445,780 shares of common stock available for future grant under our 2019 Employee Stock Purchase Plan, as well as any automatic increases in the number of shares of common stock reserved for future issuance under this plan.

In addition, the foregoing does not include up to $85,717,806 of our common stock that remained available for sale at June 30, 2023 under the prior sales agreement and prior prospectus. The common stock remaining available to be sold under the prior prospectus as of the date of effectiveness of the registration statement of which this prospectus is a part will no longer be offered and sold under the prior prospectus and will instead be offered and sold under this prospectus.

To the extent that any outstanding options are exercised, pre-funded warrants are exercised, restricted stock units vest or common stock is sold pursuant to the sales agreement and the prior prospectus prior to the effectiveness of the registration statement of which this prospectus forms a part, there could be further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share. A description of material terms and provisions of our amended and restated certificate of incorporation, or the Certificate of Incorporation, amended and restated bylaws, or the bylaws, and applicable provisions of the General Law of the State of Delaware, or the DGCL, affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to our Certificate of Incorporation, our bylaws and the DGCL.

Common Stock

Voting Rights. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. The Certificate of Incorporation and bylaws do not provide for cumulative voting rights in connection with election of directors unless, at the time of such election, we are subject to Section 2115(b) of the California General Corporation Law. The affirmative vote of holders of 66 2/3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our Certificate of Incorporation, including provisions relating to amending our bylaws, and removal of directors.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of outstanding shares of common stock may receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. We have never issued a dividend on shares of our common stock and we have no intention to do so in the future.

Liquidation. In the event we liquidate, dissolve or wind up, the assets legally available for distribution shall be distributed ratably to the holders of shares of common stock and preferred stock, after payment of liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences. Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 50,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the company’s stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of RAPT and may adversely affect the market price of RAPT’s common stock and the voting and other rights of the holders of common stock.

Our board of directors will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue under this prospectus, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that contains the terms of the series of preferred stock we are offering. We will describe in the applicable prospectus supplement the terms of the series of preferred stock being offered, including, to the extent applicable:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if applicable;

•	the provisions for a sinking fund, if applicable;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

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any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Registration Rights

We are party to an amended and restated investor rights agreement that provides certain registration rights to certain holders of our common stock. The requisite holders of registrable securities pursuant to the registration rights agreement have waived their registration rights in connection with the filing of the registration statement of which this prospectus forms a part and any offering of securities pursuant to such registration statement.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

Certificate of incorporation and bylaws. Our Certificate of Incorporation and bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control or management. These provisions include:

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Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to make it more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

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Board of Directors Vacancies. Our Certificate of Incorporation and bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

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Stockholder Action; Special Meetings of Stockholders. Our Certificate of Incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors unless required by applicable law. Our bylaws provide that only the chairman of our board of directors, chief executive officer or a majority of our board of directors may call special meetings of our stockholders.

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Classified Board: Our Certificate of Incorporation provides for a classified board of directors consisting of three classes of directors, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. This provision may have the effect of delaying a change in control of our board.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may make it more difficult for our stockholders to bring matters before our annual meeting of stockholders or to nominate directors at annual meetings of stockholders.

We designed these provisions to enhance the likelihood of continued stability in the composition of our board of directors and its policies, to discourage certain types of transactions that may involve an actual or threatened acquisition of us, and to reduce our vulnerability to an unsolicited acquisition proposal. We also designed these provisions to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they may also reduce fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a business combination with any interested stockholder for a period of three years following the date the person became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) pursuant to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the entity’s or person’s affiliates and associates, beneficially owns, or is an affiliate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of us.

Choice of Forum

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our company to us or our stockholders; (iii) any action asserting a claim against us or any director or officer or other employee of our company arising pursuant to the General Corporation Law of the State of Delaware, our Certificate of Incorporation or bylaws; or (iv) any action asserting a claim against us or any director or officer or other employee of our company that is governed by the internal affairs doctrine. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Equinti Trust Company, LLC. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the applicable prospectus supplement related to that series.

Listing on the Nasdaq Global Market

Our common stock is listed on the Nasdaq Global Market the symbol “RAPT.” The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Global Market or any securities market or other exchange of the preferred stock covered by such prospectus supplement.

PLAN OF DISTRIBUTION

We have entered into the sales agreement with Cantor and Leerink Partners relating to shares of our common stock, $0.0001 par value per share, offered by this prospectus. The controlling provisions of the sales agreement became effective immediately upon the effectiveness of the registration statement of which this prospectus is a part. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $150,000,000 from time to time through Cantor and Leerink Partners, acting as our sales agents. As of immediately prior to the date of this prospectus, shares of our common stock having an aggregate offering price of up to $85,717,806 remained unsold under the prior sales agreement and the prior prospectus. The common stock remaining available to be sold under the prior prospectus as of the date of effectiveness of the registration statement of which this prospectus is a part will no longer be offered and sold under the prior prospectus and will instead be offered and sold under this prospectus. Accordingly, this prospectus covers the offer and sale of our common stock having an aggregate offering price of up to $150,000,000 to be sold under the sales agreement as of the date of this prospectus. The sales agreement has been filed as an exhibit to our Registration Statement on Form S-3 of which this prospectus forms a part.

We will submit orders to only one sales agent relating to the sale of shares of our common stock under the sales agreement on any given day. Upon delivery of a placement notice to a sales agent and subject to the terms and conditions of the sales agreement, such sales agent may offer and sell shares of our common stock by any method permitted by law deemed to be an “at the market offering,” as defined in Rule 415(a)(4) promulgated under the Securities Act. We may instruct such sales agent not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or the sales agents may suspend the offering of common stock upon notice and subject to other conditions.

We will pay the sales agents commissions for their services in acting as agent in the sale of our common stock. A sales agent is entitled to compensation at a commission rate of up to 3.0% of the gross sales price per share sold by such sales agent under the sales agreement. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse the sales agents for certain specified fees and documented expenses, including the fees and documented expenses of their legal counsel in an amount not to exceed $75,000, as provided in the sales agreement. We estimate that the total expenses for the offering, excluding compensation and reimbursements, if any, payable to Cantor and Leerink Partners under the terms of the sales agreement, will be approximately $500,000.

Settlement for sales of shares of common stock will occur on the second business day following the date on which any sales are made, or on some other date that is agreed upon by us and the applicable sales agent in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and the applicable sales agents may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The sales agents will use their commercially reasonable efforts, consistent with their sales and trading practices, to solicit offers to purchase the shares of common stock under the terms and subject to the conditions set forth in the sales agreement. In connection with the sale of the shares of common stock on our behalf, the applicable sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of such sales agent (and their respective partners, members, directors, officers, employees and agents) may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to each sales agent against certain liabilities, including civil liabilities under the Securities Act.

The offering of shares of our common stock pursuant to the sales agreement will terminate upon the termination of the sales agreement as permitted therein. Either sales agent may terminate the sales agreement, with respect to such sales agent’s rights and obligations under the sales agreement, at any time upon ten days’ prior notice. We may terminate the sales agreement with respect to either or both sales agents at any time upon ten days’ prior notice.

This summary of the material provisions of the sales agreement does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement has been filed as an exhibit to our Registration Statement on Form S-3 of which this prospectus forms a part.

The sales agents and their respective affiliates may in the future provide various investment banking, commercial banking and other financial services for us, our subsidiaries and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, the sales agents will not engage in any market-making activities involving our common stock while the offering is ongoing under this prospectus. This prospectus in electronic format may be made available on a website maintained by Cantor or Leerink Partners, and each of Cantor and Leerink Partners may distribute this prospectus electronically.

LEGAL MATTERS

Cooley LLP has passed upon the validity of the shares of our common stock offered hereby. The sales agents are being represented by Davis Polk & Wardwell LLP, in connection with the offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. In addition, we maintain a website that contains information about us at www.rapt.com. The information found on, or otherwise accessible through our website is not incorporated by reference into, and does not form a part of, this prospectus or any accompanying prospectus supplement or any other document or report we file or furnish with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-38997):

•	our Annual Report on Form 10-K, for the year ended December 31, 2022, filed with the SEC on March 14, 2023;

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the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022, from our Definitive Proxy Statement on Schedule 14A relating to our 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 7, 2023;

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our Quarterly Report on Form 10-Q, for the quarter ended March 31, 2023, filed with the SEC on May 11, 2023, and our Quarterly Report on Form 10-Q, for the quarter ended June 30, 2023, filed with the SEC on August  11, 2023;

•	our Current Reports on Form 8-K filed with the SEC on January 9, 2023, March 14, 2023, May 26, 2023 and August 11, 2023; and

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the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on July 22, 2019, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements. We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

RAPT Therapeutics, Inc.

Attn: Chief Financial Officer

561 Eccles Avenue

South San Francisco, California 94080

(650) 489-9000

Up to $150,000,000

Common Stock

PROSPECTUS

Cantor	Leerink Partners

August 17, 2023